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                                                        EXHIBIT EX-11


             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        TRANSAMERICA CORPORATION


                                        Nine months ended September 30,
                                               1994         1993
                                          (Dollar amounts in millions,
                                             except for share data)
Primary

Average shares outstanding                      73.5         79.0
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                     1.3*         1.9*
                                                ____         ____
                                  TOTAL         74.8         80.9
                                                ====         ====

Net income                                    $313.6       $354.6
Preferred dividends                            (18.2)       (17.7)
                                              ______       ______
Net income to common                          $295.4       $336.9
                                              ======       ======

Per share amount                               $4.02        $4.27
                                               =====        =====

Fully Diluted

Average shares outstanding                      73.5         79.0
Net effect of dilutive stock options--
  based on the treasury stock method
  using the market price at quarter end
  if higher than the average market
  price for nine months                          1.3*         2.3*
                                                ____         ____
                                  TOTAL         74.8         81.3
                                                ====         ====

Net income                                    $313.6       $354.6
Preferred dividends                            (18.2)       (17.7)
                                              ______       ______
Net income to common                          $295.4       $336.9
                                              ======       ======

Per share amount                               $4.02        $4.27
                                               =====        =====

*Not included in per share calculation because effect is less than 3%.